EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 6th day of November, 2006, by and between Xact Aid, Inc., a Nevada corporation (the "Company") and Herbert Adamczyk, an individual (the "Executive").

BACKGROUND

The Company and the Executive desire to enter into this Agreement to assure the Company of the services of the Executive and to set forth the rights and the duties of the parties hereto.

AGREEMENT

In consideration of the mutual covenants, terms and conditions hereinafter contained, and for other good and valuable consideration, the parties hereby agree as follows:

1. Term of Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment commencing on November 6, 2006, and terminating on November 5, 2008 (the "Term"), unless sooner terminated as provided herein.

2. Duties. The Executive shall serve as the Chief Operating Officer of the Company, with the powers and duties consistent with such position. The Executive may be reassigned or transferred to another management position only upon the Company obtaining the Executive’s prior written consent. The Executive shall also be subject to the policies and procedures generally applicable to executive employees of the Company.

3. Compensation.

3.1 Salary. The Company shall pay the Executive a salary of US$96,000 per year (the "Salary"). The Salary shall be subject to annual review and upward adjustment or no adjustment in the sole discretion of the Company. The Salary shall be payable in equal installments monthly consistent with the Company's regular business practice.

3.2 Bonus. In addition to the Salary, the Executive shall be eligible to receive a bonus for each calendar year in an amount to be determined by the Board of Directors of the Company.

3.3 Expense Reimbursement; Expense Allowance. The Company shall reimburse the Executive for reasonable and necessary business and entertainment expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, expenses for business development, travel, meals and accommodations and related expenditures at the same or higher levels as the Executive incurred during the course of duty. The Company shall reimburse the Executive for all such expenses within thirty (30) days upon presentation by the Executive, from time to time, of an itemized written accounting of such expenditures.

3.4 Benefits. The Company shall provide the Executive with the following benefits during the Term and any renewals thereof:

(a) Participation in Benefit Plans and Policies. The Executive shall be entitled to participate in all insurance and other benefit plans and policies maintained for senior executives of the Company.

(b) Indemnification. The Executive shall, in addition to any other legal or contractual rights to indemnification provided by the Company, be provided coverage under indemnification policies and director and officer liability policies maintained by the Company in amounts reasonably determined by the Company.

4. Termination.

4.1 Termination Events. The Executive's employment shall terminate prior to the expiration of the Term upon the happening of any of the following events:

(a) Voluntary. Voluntary termination by the Executive by giving three (3) months’ notice in writing;

(b) Death. The death of the Executive;

(c) For Cause. For "cause" by the Company, defined as any of the following: (i) the Executive is convicted of, or pleads nolo contendere to, a felony; (ii) the Executive has committed an act of fraud, bad faith or willful misconduct against the Company that is materially detrimental to the Company; or (iii) the Executive has materially breached any of the terms of this Agreement after written notice has been provided by the Company to the Executive regarding the specific nature of such breach and the Executive fails to cure such breach within thirty (30) days.

(d) Disability. Upon the good faith determination of the Board that the Executive has become so physically or mentally incapacitated or disabled as to be unable to satisfactorily perform his duties hereunder for a period of one hundred twenty (120) consecutive calendar days or for one hundred eighty (180) days in any three hundred sixty (360) day period, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) mutually agreed upon by the Executive and the Company;

(e) Without Cause. Termination for any reason other than for "cause" as defined in Section 4.1(c) hereof.

(f) By the Executive For Good Reason. If the Company takes any of the actions described in this subsection (f), the Executive may terminate employment for "good reason" at any time upon written notice to the Company. For purposes of this Agreement, the Executive may terminate this Agreement pursuant to this subsection (f) for "good reason" upon the occurrence of any of the following events without the express written consent of the Executive:

(i) a reduction in the Executive's Salary or the benefits set forth above; and

(ii) the Company has breached any of the terms of this Agreement.

4.2 Obligations After Voluntary Termination; For Cause Termination. In the event that the Executive's employment is terminated pursuant to Sections 4.1(a) or (c) hereof, the Company shall pay to the Executive or his representatives on the date of termination of employment ("Termination Date"):

(a) all Salary compensation as is due pursuant to Section 3.1 herein, prorated through the Termination Date;

(b) all expense reimbursements due and owing the Executive through the Termination Date under Section 3.3 hereof, including reimbursements for reasonable and necessary business expenses incurred prior to the Termination Date, as long as the Executive submits a written accounting of such expenses in accordance with Section 3.3 herein within forty-five (45) days of the Termination Date; and

(c) all benefits due the Executive, including benefits under insurance, group health and retirement benefit plans pursuant to Section 3.4 hereof in accordance with the Company's standard policy, through the Termination Date.

4.3 Obligations After Termination Without Cause, Death, Disability or Termination by the Executive For Good Reason. In the event that the Executive's employment is terminated pursuant to Section 4.1(b), (d), (e) or (f) hereof, on the Termination Date, the Company shall:

(a) pay to the Executive or his representatives all Salary compensation as is due or will be due pursuant to Section 3.1 herein through the entire Term of this Agreement;

(b) pay to the Executive or his representatives all expense reimbursements due and owing the Executive through the Termination Date under Section 3.3 hereof, including reimbursements for reasonable and necessary business expenses incurred prior to the Termination Date, as long as the Executive submits a written accounting of such expenses in accordance with Section 3.3 hereof within forty-five (45) days of the Termination Date; and

(c) pay to the Executive or his representatives all benefits due the Executive, including benefits pursuant to Section 3.4 hereof in accordance with the Company's standard policy, through the Termination Date.

4.4 Withholding. The Company shall have the right to deduct from the compensation due to the Executive any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required by law as a charge on compensation of the Executive.

4.5 Provision of Benefits. Should the continuation of any benefits to be provided to the Executive following the termination of the Executive's employment hereunder be unavailable under the Company's benefit plans for any reason, the Company shall pay for the Executive to receive such benefits under substantially similar plans from similar third party providers.

5. Assignment. This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

6. Miscellaneous.

6.1 Entire Agreement; Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between the Executive and the Company. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

6.2 Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of the Agreement shall nevertheless be binding and enforceable.

6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of Nevada, USA without regard to conflicts of laws principles. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be subject to arbitration which arbitration shall be conducted in Los Angeles County, California before a retired judge of the California Superior Court or the United States District Court pursuant to the rules of and administered by JAMS/Endispute.

6.4 Notices. All notices and other communications under this Agreement shall be in writing and mailed, telecopied, or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party, at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Executive, to:         Mr. Herbert Adamczyk
c/o Wo Kee Hong Group
10/F., Block A, Wo Kee Hong Building,
585-609 Castle Peak Road,
Kwai Chung, N.T., Hong Kong.

If to the Company, to:         Xact Aid, Inc.
143 Triunfo Canyon Rd.,
Suite 104, Westlake Village CA 91361,
USA.

All such notices and communications shall be sent by commercial courier service and shall be effective upon receipt. Copies for convenience may also be sent by Facsimile and/or e-mail.

6.5 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Employment Agreement is executed as of the day and year first above written.

Executive: HERBERT ADAMCZYK		XACT AID, INC., a Nevada corporation

/s/ Herbert Adamczyk	By:	/s/ Richard Man Fai Lee
Herbert Adamczyk		Name: Richard Man Fai Lee Title: Chief Executive Officer

Dated: November 6, 2006		Dated: November 6, 2006